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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM N-8A


       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


   The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
   Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: AIM Select Real Estate Income Fund

Address of Principal Business Office (No. & Street, City, State Zip Code):
11 Greenway Plaza, Houston, Texas 77046

Telephone Number (including area code): (800) 347-1919

Name and address of agent for service of process: The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801

Check Appropriate Box:

   Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A: YES [X] NO [ ]

                                   SIGNATURES

   Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of Houston and state of Texas on the 13th day of March, 2002.

   [SEAL]                                     AIM SELECT REAL ESTATE INCOME FUND

                                                By ..../s/ROBERT H. GRAHAM
                                                       -------------------------

                                                       Robert H. Graham
                                                       Chairman & President

   Attest:

   Name:/s/OFELIA M. MAYO
        -----------------

   Title: Assistant Secretary